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                                                                     EXHIBIT 3.5
                                                                         to S-11


                         DELPHI PROPERTIES HOLDINGS, LLC

                            ARTICLES OF ORGANIZATION


THIS IS TO CERTIFY THAT:

         FIRST: The undersigned, being authorized to execute and file these Articles of Organization, hereby forms a limited liability company pursuant to the laws of the State of Maryland.

         SECOND: The name of the limited liability company (the "Company") is:


                  Delphi Properties Holdings, LLC

         THIRD: The Company is formed to engage in any lawful business, except the business of acting as an insurer.

         FOURTH: The address of the Company's principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Company is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

         FIFTH: Pursuant to Section 4A-401(a)(3) of the Maryland Limited Liability Company Act, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a member.

         IN WITNESS WHEREOF, I have signed these Articles of Organization and acknowledge them to be my act on this 24th day of March, 2003.


                                             /s/ John G. Blahnik
                                             -------------------------------
                                             John G. Blahnik
                                             Authorized Person